     Exhibit 99.1
CARRIZO OIL & GAS, INC.                      News

PRESS RELEASE    Contact:    Jeffrey P. Hayden, CFA, VP - Investor Relations
(713) 328-1044
Kim Pinyopusarerk, Manager - Investor Relations
    (713) 358-6430

CARRIZO OIL & GAS ANNOUNCES FIRST QUARTER RESULTS

HOUSTON, May 7, 2018 - Carrizo Oil & Gas, Inc. (Nasdaq: CRZO) today announced the Company’s financial results for the first quarter of 2018 and provided an operational update, which includes the following highlights:

•	Total production of 51,257 Boe/d, 11% above the first quarter of 2017 and above the high-end of the Company’s guidance range

•	Crude oil production of 34,136 Bbls/d, 18% above the first quarter of 2017

•	Net income attributable to common shareholders of $14.7 million, or $0.18 per diluted share, and Net cash provided by operating activities of $138.7 million

•	Adjusted net income attributable to common shareholders of $39.5 million, or $0.48 per diluted share, and Adjusted EBITDA of $136.4 million

•	Initial Eagle Ford Shale multipad came online on schedule and has recently been producing at gross rates of more than 12,000 Bbls/d

•	Another strong Delaware Basin Wolfcamp B well that achieved oil production rates of more than 1,000 Bbls/d

Carrizo reported first quarter of 2018 net income attributable to common shareholders of $14.7 million, or $0.18 per basic and diluted share compared to net income attributable to common shareholders of $40.0 million, or $0.61 per basic and diluted share in the first quarter of 2017. The net income attributable to common shareholders for the first quarter of 2018 and the first quarter of 2017 include certain items typically excluded from published estimates by the investment community. Adjusted net income attributable to common shareholders, which excludes the impact of these items as described in the non-GAAP reconciliation tables included below, for the first quarter of 2018 was $39.5 million, or $0.48 per diluted share, compared to $12.1 million, or $0.18 per diluted share, in the first quarter of 2017.

For the first quarter of 2018, Adjusted EBITDA was $136.4 million. Adjusted EBITDA and the reconciliation to net income attributable to common shareholders are presented in the non-GAAP reconciliation tables included below.

Production volumes during the first quarter of 2018 were 4,613 MBoe, or 51,257 Boe/d, an increase of 11% versus the first quarter of 2017. The year-over-year comparison is impacted by a significant amount of acquisition and divestiture (A&D) activity, including the acquisition of properties in the Delaware Basin, and the divestiture of the Company’s Appalachia, DJ Basin, and downdip Eagle Ford Shale assets. Pro forma for this A&D activity, the Company’s production increased by more than 40% versus the first quarter of 2017, driven by development in the Eagle Ford Shale and Delaware Basin. Crude oil production during the first quarter of 2018 averaged 34,136 Bbls/d, an increase of 18% versus the first quarter of 2017; natural gas and NGL production were 53,446 Mcf/d and 8,213 Bbls/d, respectively, during the first quarter of 2018. First quarter of 2018 production exceeded the high end of the Company’s guidance range of 48,600-49,800 Boe/d; this was partially due to an earlier-than-anticipated expansion of the Company’s water-handling capacity in the Delaware Basin.

Drilling, completion, and infrastructure capital expenditures for the first quarter of 2018 were $209.9 million. Approximately 65% of the first quarter drilling, completion, and infrastructure spending was in the Eagle Ford Shale, while approximately 35% was in the Delaware Basin. Land and seismic expenditures during the quarter were $5.5 million, and were primarily focused in the Delaware Basin.

For 2018, Carrizo is maintaining its drilling, completion, and infrastructure capital expenditure guidance of $750-$800 million. The Company’s 2018 development plan continues to call for it to run an average of 5-6 rigs and 2-3 completion crews during the year between its assets in the Eagle Ford Shale and Delaware Basin. Based on this level of activity, Carrizo expects to drill 93-103 gross (82-91 net) operated wells and complete 113-123 gross (96-105 net) operated wells during the year.

Carrizo is reiterating its 2018 production guidance of 58,500-60,100 Boe/d. Crude oil is expected to account for 65%-67% of the Company’s production for the year, while total liquids are expected to account for 80%-84%. This equates to annual production growth of approximately 10% using the midpoint of the range. Pro forma for the Company’s A&D activity, 2018 guidance equates to year-over-year production growth of more than 30%, with crude oil production growth of more than 20%. For the second quarter of the year, Carrizo expects production to be 53,800-54,800 Boe/d; crude oil is expected to account for 67% of production, while total liquids are expected to account for 82%. A full summary of Carrizo’s guidance is provided in the attached tables.

S.P. “Chip” Johnson, IV, Carrizo’s President and CEO, commented on the results, “The first quarter was an excellent start to the year for the Company as we accomplished every milestone we had identified for the period. We wrapped up our previously-announced divestiture program with both the DJ Basin and downdip Eagle Ford divestitures closing on schedule, and we used the proceeds to help retire $370 million of debt and preferred stock. We also delivered operating results that exceeded expectations while executing on our larger operational initiatives in both of our core plays. This included the expansion of our water-handling and disposal infrastructure in the Delaware Basin and the completion of our initial large-scale multipad development in the Eagle Ford Shale, which came online on schedule and has exhibited strong performance.

“We remain focused on the synergistic development of our two core assets, on which we currently have more than a decade’s worth of highly-profitable drilling locations. The positions are complementary, as the Eagle Ford provides us with a high-return, quick-payback, free-cash-flow-generating asset while the Delaware Basin provides us with a high-potential growth engine. Additionally, their geographical proximity and operational similarities allow us to maximize our returns while minimizing risk as we can shift both drilling rigs and completion crews between the plays in order to avoid potential bottlenecks, take advantage of market opportunities, or optimize development activity. By implementing a steady development program across both assets, including a measured increase in activity over time, we believe we can generate double-digit production growth while improving our ROCE and moving toward a free-cash-flow-positive development program.

“We continue to be very pleased with the results we have seen from our Delaware Basin position. During the first quarter, we delivered one of our best Wolfcamp B results to date from the Phantom area. The Griffin State 10H has recorded a peak 30-day rate of approximately 2,150 Boe/d on a restricted choke, with crude oil production of more than 1,150 Bbls/d. Production from the well has remained strong at approximately 2,000 Boe/d. With two of our three dedicated completion crews moving back to the Delaware Basin during the second quarter combined with the recent expansion of our water-handling capacity, we expect to deliver significant growth from our Delaware Basin asset during the remainder of the year.”

Operational Update

In the Eagle Ford Shale, where the Company holds approximately 79,100 net acres, Carrizo drilled 11 gross (9 net) operated wells during the first quarter and completed 31 gross (26 net) operated wells. Production from the play was more than 35,600 Boe/d, down versus the prior quarter as expected due to the divestiture of more than 6,200 Boe/d of production associated with the Company’s downdip Eagle Ford Shale assets at the end of January as well as limited new wells being turned to sales during the quarter. Crude oil production during the first quarter was nearly 27,000 Bbls/d, accounting for more than 75% of the Company’s production from the play. At the end of the quarter, Carrizo had 20 gross (17 net) operated Eagle Ford Shale wells in progress or waiting on completion. Carrizo continues to expect to drill 60-65 gross (56-61 net) operated wells and complete 80-85 gross (71-76 net) operated wells in the play during 2018.

Initial production from the Company’s first large-scale multipad project in the Eagle Ford Shale, located in its Brown Trust project area, began as scheduled at the end of March, and achieved the targeted plateau production rate in early April. Production from the multipad has recently averaged approximately 13,700 Boe/d (91% oil) on restricted chokes, with several wells achieving crude oil production rates of more than 1,000 Bbls/d each. The multipad consists of 16 wells on three pads, with an average lateral length of approximately 9,100 ft. and frac stage spacing of 150-180 ft. Carrizo holds an average working interest of 79% in the wells.

In the Delaware Basin, where the Company holds approximately 38,600 net acres, Carrizo drilled 10 gross (7 net) operated wells during the first quarter and completed 3 gross (2 net) operated wells. Production from the play was more than 15,200 Boe/d for the quarter, holding roughly flat with the prior quarter as forecasted while water-handling infrastructure initiatives were completed and brought online. Crude oil production was more than 6,900 Bbls/d, accounting for more than 45% of the Company’s production from the play. At the end of the quarter, Carrizo had 12 gross (10 net) operated Delaware Basin wells in progress or waiting on completion. Carrizo continues to expect to drill 33-38 gross (26-30 net) operated wells and complete 33-38 gross (25-29 net) operated wells in the play during 2018.

Carrizo recently brought another strong Lower Wolfcamp B well online in its Phantom area. The Griffin State Unit 1922 10H began production in March, and has thus far achieved a peak 30-day rate of approximately 2,150 Boe/d (54% oil, 75% liquids) on a restricted choke from an approximate 9,750 ft. lateral. Carrizo holds an 80% working interest in the Griffin State well, which is the 12th Wolfcamp B well completed in the Company’s main Phantom area block.

Carrizo has made significant progress on its water-handling initiatives in the Delaware Basin since the beginning of the year. During the first quarter, the Company’s 250,000 Bbl/d in-field water-handling system was brought online in the main part of the Phantom area. Complementary third-party disposal capacity upgrades were completed on schedule, increasing overall disposal capacity to approximately 125,000 Bbls/d currently; this should provide Carrizo with ample capacity to achieve its forecasted production ramp from the area. Additionally, Carrizo has currently received permits for operated water-disposal wells totaling 65,000 Bbls/d; these wells can be operational by early 2019 if needed. Using a combination of existing capacity, permitted Company-operated disposal wells, additional committed third-party capacity, and water recycling, Carrizo expects its total water-takeaway capacity to increase to more than 250,000 Bbls/d by mid-2019. This capacity is expected to satisfy Carrizo’s needs for the foreseeable future.

Carrizo recently executed a firm transportation agreement on ONEOK’s Roadrunner pipeline, providing the Company with 40 MMcf/d of guaranteed takeaway capacity through November. This agreement provides certainty of flow on more than 90% of the Company’s current net natural gas production from the Phantom area. Additionally, Carrizo currently has 13,500 Bbls/d of guaranteed capacity on Oryx’s system, which increases to 25,000 Bbls/d later this year. These agreements, combined with the Company’s Midland-Cushing basis hedges, provide Carrizo with a significant amount of insulation from potential bottlenecks or basis blowouts during the year. Carrizo continues to evaluate additional firm transportation agreements for its natural gas as well as crude oil production from the Delaware Basin.

Borrowing Base Update

During May, Carrizo’s banking syndicate, led by Wells Fargo as administrative agent, completed its semi-annual borrowing base redetermination. In conjunction with this, the borrowing base under the Company’s senior credit facility was increased to $1.0 billion, and Carrizo has elected to increase the commitment amount to $900 million. Additionally, the interest rate on the Company’s outstanding borrowings has been reduced by 50 bps, to LIBOR plus 150-250 bps. The next scheduled redetermination of the borrowing base is expected in the fall of 2018.

Hedging Activity

Carrizo currently has hedges in place for approximately 75% of estimated crude oil production for the remainder of 2018 (based on the midpoint of guidance); the Company’s 2018 crude oil hedge portfolio includes both swaps and three-way collars. For 2019, the Company recently added 3,000 Bbls/d of three-way collars, bringing its total crude oil hedge position to 15,000 Bbls/d. Additionally, Carrizo has swap contracts in place for more than 50% and 35% of its estimated NGL and natural gas production, respectively, for the remainder of 2018.

In order to further manage its commodity price exposure, Carrizo has also put various basis hedges in place. For the balance of the year, Carrizo has basis swaps locking in a $0.10/Bbl Midland-Cushing differential on 6,000 Bbls/d. The Company also has basis swaps locking in a $2.91/Bbl LLS-Cushing premium on 6,000 Bbls/d over the same period.

Please refer to the attached tables for full details of the Company’s commodity derivative contracts.

Conference Call Details

The Company will hold a conference call to discuss 2018 first quarter financial results on Tuesday, May 8, 2018 at 10:00 AM Central Daylight Time. To participate in the call, please dial (800) 931-1309 (U.S. & Canada) or +1 (212) 231-2913 (Intl.) ten minutes before the call is scheduled to begin. A replay of the call will be available through Tuesday, May 15, 2018 at 12:00 PM Central Daylight Time at (800) 633-8284 (U.S. & Canada) or +1 (402) 977-9140 (Intl.). The reservation number for the replay is 21887873 for U.S., Canadian, and International callers.

A simultaneous webcast of the call may be accessed over the internet by visiting the Carrizo website at http://www.carrizo.com, clicking on “Upcoming Events”, and then clicking on the “First Quarter 2018 Earnings Call” link. To listen, please go to the website in time to register and install any necessary software. The webcast will be archived for replay on the Carrizo website for 7 days.

Carrizo Oil & Gas, Inc. is a Houston-based energy company actively engaged in the exploration, development, and production of oil and gas from resource plays located in the United States. Our current operations are principally focused in proven, producing oil and gas plays primarily in the Eagle Ford Shale in South Texas and the Permian Basin in West Texas.
Statements in this release that are not historical facts, including but not limited to those related to capital requirements, free cash flow positive program, improving ROCE, capital expenditure, infrastructure program, guidance, rig program, production, average well returns, the estimated production results and financial performance, effects of transactions, targeted ratios and other metrics, timing, levels of and potential production, expectations regarding growth, oil and gas prices, drilling and completion activities, drilling inventory, including timing thereof, well costs, break-even prices, production mix, development plans, hedging activity, the Company’s or management’s intentions, beliefs, expectations, hopes, projections, assessment of risks, estimations, plans or predictions for the future, results of the Company’s strategies and other statements that are not historical facts are forward-looking statements that are based on current expectations. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove correct. Important factors that could cause actual results to differ materially from those in the forward-looking statements include assumptions regarding well costs, estimated recoveries, pricing and other factors affecting average well returns, results of wells and testing, failure of actual production to meet expectations, results of infrastructure program, failure to reach significant growth, performance of rig operators, spacing test results, availability of gathering systems, costs and availability of oilfield services, actions by governmental authorities, joint venture partners, industry partners, lenders and other third parties, actions by purchasers or sellers of properties, risks and effects of acquisitions and dispositions, market and other conditions, risks regarding financing, capital needs, availability of well connects, capital needs and uses, commodity price changes, effects of the global economy on exploration activity, results of and dependence on exploratory drilling activities, operating risks, right-of-way and other land issues, availability of capital and equipment, weather, and other risks described in the Company’s Form 10-K for the year ended December 31, 2017 and its other filings with the U.S. Securities and Exchange Commission. There can be no assurance any transaction described in this press release will occur on the terms or timing described, or at all.

(Financial Highlights to Follow)

CARRIZO OIL & GAS, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share amounts)
(Unaudited)

	March 31, 2018	December 31, 2017
Assets
Current assets
Cash and cash equivalents	$4,885	$9,540
Accounts receivable, net	98,788	107,441
Other current assets	15,528	5,897
Total current assets	119,201	122,878
Property and equipment
Oil and gas properties, full cost method
Proved properties, net	1,772,927	1,965,347
Unproved properties, not being amortized	617,754	660,287
Other property and equipment, net	10,304	10,176
Total property and equipment, net	2,400,985	2,635,810
Other assets	18,271	19,616
Total Assets	$2,538,457	$2,778,304

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$106,328	$74,558
Revenues and royalties payable	47,231	52,154
Accrued capital expenditures	93,531	119,452
Accrued interest	23,737	28,362
Derivative liabilities	115,259	57,121
Other current liabilities	45,495	41,175
Total current liabilities	431,581	372,822
Long-term debt	1,442,898	1,629,209
Asset retirement obligations	15,518	23,497
Derivative liabilities	70,852	112,332
Deferred income taxes	3,828	3,635
Other liabilities	10,381	51,650
Total liabilities	1,975,058	2,193,145
Commitments and contingencies
Preferred stock
Preferred stock, $0.01 par value, 10,000,000 shares authorized; 200,000 issued and outstanding as of March 31, 2018 and 250,000 issued and outstanding as of December 31, 2017	172,118	214,262
Shareholders’ equity
Common stock, $0.01 par value, 180,000,000 shares authorized; 82,065,561 issued and outstanding as of March 31, 2018 and 81,454,621 issued and outstanding as of December 31, 2017	821	815
Additional paid-in capital	1,918,942	1,926,056
Accumulated deficit	(1,528,482)	(1,555,974)
Total shareholders’ equity	391,281	370,897
Total Liabilities and Shareholders’ Equity	$2,538,457	$2,778,304

CARRIZO OIL & GAS, INC.
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended March 31,
	2018	2017
Revenues
Crude oil	$194,919	$128,092
Natural gas liquids	16,902	7,425
Natural gas	13,459	15,838
Total revenues	225,280	151,355

Costs and Expenses
Lease operating	39,273	29,845
Production taxes	10,575	6,208
Ad valorem taxes	1,973	2,967
Depreciation, depletion and amortization	64,467	54,382
General and administrative, net	27,292	21,703
(Gain) loss on derivatives, net	29,596	(25,316)
Interest expense, net	15,517	20,571
Loss on extinguishment of debt	8,676	—
Other expense, net	100	974
Total costs and expenses	197,469	111,334

Income Before Income Taxes	27,811	40,021
Income tax expense	(319)	—
Net Income	$27,492	$40,021
Dividends on preferred stock	(4,863)	—
Accretion on preferred stock	(753)	—
Loss on redemption of preferred stock	(7,133)	—
Net Income Attributable to Common Shareholders	$14,743	$40,021

Net Income Attributable to Common Shareholders Per Common Share
Basic	$0.18	$0.61
Diluted	$0.18	$0.61

Weighted Average Common Shares Outstanding
Basic	81,542	65,188
Diluted	82,578	65,778

CARRIZO OIL & GAS, INC.
CONSOLIDATED STATEMENT OF SHAREHOLDERS’ EQUITY
(In thousands, except share amounts)
(Unaudited)

	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Equity
	Shares	Amount
Balance as of December 31, 2017	81,454,621	$815	$1,926,056	($1,555,974)	$370,897
Stock-based compensation expense	—	—	5,647	—	5,647
Issuance of common stock upon grants of restricted stock awards and vestings of restricted stock units and performance shares	610,940	6	(12)	—	(6)
Dividends on preferred stock	—	—	(4,863)	—	(4,863)
Accretion on preferred stock	—	—	(753)	—	(753)
Loss on redemption of preferred stock	—	—	(7,133)	—	(7,133)
Net income	—	—	—	27,492	27,492
Balance as of March 31, 2018	82,065,561	$821	$1,918,942	($1,528,482)	$391,281

CARRIZO OIL & GAS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended March 31,
	2018	2017
Cash Flows From Operating Activities
Net income	$27,492	$40,021
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation, depletion and amortization	64,467	54,382
(Gain) loss on derivatives, net	29,596	(25,316)
Cash (paid) received for derivative settlements, net	(14,365)	1,519
Loss on extinguishment of debt	8,676	—
Stock-based compensation expense, net	3,518	2,014
Deferred income taxes	193	—
Non-cash interest expense, net	662	1,091
Other, net	(2,689)	1,620
Changes in components of working capital and other assets and liabilities-
Accounts receivable	10,738	(2,749)
Accounts payable	15,526	6,661
Accrued liabilities	(4,317)	(2,154)
Other assets and liabilities, net	(773)	(681)
Net cash provided by operating activities	138,724	76,408
Cash Flows From Investing Activities
Capital expenditures	(234,685)	(123,749)
Acquisitions of oil and gas properties	—	(7,032)
Proceeds from divestitures of oil and gas properties, net	342,359	17,372
Other, net	(87)	(417)
Net cash provided by (used in) investing activities	107,587	(113,826)
Cash Flows From Financing Activities
Redemption of senior notes	(326,010)	—
Redemption of preferred stock	(50,030)	—
Borrowings under credit agreement	694,260	280,504
Repayments of borrowings under credit agreement	(563,860)	(244,504)
Payments of debt issuance costs	(150)	(50)
Payment of dividends on preferred stock	(4,863)	—
Other, net	(313)	(335)
Net cash provided by (used in) financing activities	(250,966)	35,615
Net Decrease in Cash and Cash Equivalents	(4,655)	(1,803)
Cash and Cash Equivalents, Beginning of Period	9,540	4,194
Cash and Cash Equivalents, End of Period	$4,885	$2,391

CARRIZO OIL & GAS, INC.
NON-GAAP FINANCIAL MEASURES
(Unaudited)

Reconciliation of Net Income Attributable to Common Shareholders (GAAP) to Adjusted Net Income Attributable to Common Shareholders (Non-GAAP)

Adjusted net income attributable to common shareholders is a non-GAAP financial measure which excludes certain items that are included in net income attributable to common shareholders, the most directly comparable GAAP financial measure. Items excluded are those which the Company believes affect the comparability of operating results and are typically excluded from published estimates by the investment community, including items whose timing and/or amount cannot be reasonably estimated or are non-recurring.

Adjusted net income attributable to common shareholders is presented because management believes it provides useful additional information to investors for analysis of the Company’s fundamental business on a recurring basis. In addition, management believes that adjusted net income attributable to common shareholders is widely used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in the oil and gas exploration and production industry.

Adjusted net income attributable to common shareholders should not be considered in isolation or as a substitute for net income attributable to common shareholders or any other measure of a company’s financial performance or profitability presented in accordance with GAAP. A reconciliation of the differences between net income attributable to common shareholders and adjusted net income attributable to common shareholders is presented below. Because adjusted net income attributable to common shareholders excludes some, but not all, items that affect net income attributable to common shareholders and may vary among companies, our calculation of adjusted net income attributable to common shareholders may not be comparable to similarly titled measures of other companies.

	Three Months Ended March 31,
	2018	2017
	(In thousands, except per share amounts)
Net Income Attributable to Common Shareholders (GAAP)	$14,743	$40,021
Income tax expense	319	—
(Gain) loss on derivatives, net	29,596	(25,316)
Cash (paid) received for derivative settlements, net	(14,365)	1,519
Non-cash general and administrative, net	3,518	2,014
Loss on extinguishment of debt	8,676	—
Loss on redemption of preferred stock	7,133	—
Non-recurring and other expense, net	1,193	974
Adjusted income before income taxes	50,813	19,212
Adjusted income tax expense (1)	(11,265)	(7,089)
Adjusted Net Income Attributable to Common Shareholders (Non-GAAP)	$39,548	$12,123

Net Income Attributable to Common Shareholders Per Diluted Common Share (GAAP)	$0.18	$0.61
Income tax expense	—	—
(Gain) loss on derivatives, net	0.36	(0.38)
Cash (paid) received for derivative settlements, net	(0.17)	0.02
Non-cash general and administrative, net	0.04	0.03
Loss on extinguishment of debt	0.11	—
Loss on redemption of preferred stock	0.09	—
Non-recurring and other expense, net	0.01	0.01
Adjusted income before income taxes	0.62	0.29
Adjusted income tax expense	(0.14)	(0.11)
Adjusted Net Income Attributable to Common Shareholders Per Diluted Common Share (Non-GAAP)	$0.48	$0.18

Diluted Weighted Average Shares Outstanding	82,578	65,778

(1)
Adjusted income tax expense is calculated by applying the Company’s estimated annual effective income tax rates applicable to the adjusted income before income taxes, which were 22.2% and 36.9% for the three months ended March 31, 2018 and 2017, respectively.

CARRIZO OIL & GAS, INC.
NON-GAAP FINANCIAL MEASURES
(Unaudited)

Reconciliation of Net Income Attributable to Common Shareholders (GAAP) to Adjusted EBITDA (Non-GAAP) to Net Cash Provided by Operating Activities (GAAP)

Adjusted EBITDA is a non-GAAP financial measure which excludes certain items that are included in net income attributable to common shareholders, the most directly comparable GAAP financial measure. Items excluded are interest, income taxes, depreciation, depletion and amortization, impairments, dividends and accretion on preferred stock and items that the Company believes affect the comparability of operating results such as items whose timing and/or amount cannot be reasonably estimated or are non-recurring.

Adjusted EBITDA is presented because management believes it provides useful additional information to investors and analysts, for analysis of the Company’s financial and operating performance on a recurring basis and the Company’s ability to internally generate funds for exploration and development, and to service debt. In addition, management believes that adjusted EBITDA is widely used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in the oil and gas exploration and production industry.
Adjusted EBITDA should not be considered in isolation or as a substitute for net income attributable to common shareholders, net cash provided by operating activities, or any other measure of a company’s profitability or liquidity presented in accordance with GAAP. A reconciliation of net income attributable to common shareholders to adjusted EBITDA to net cash provided by operating activities is presented below. Because adjusted EBITDA excludes some, but not all, items that affect net income attributable to common shareholders, our calculations of adjusted EBITDA may not be comparable to similarly titled measures of other companies.
Reconciliation of Net Cash Provided by Operating Activities (GAAP) to Discretionary Cash Flows (Non-GAAP)

Discretionary cash flows are a non-GAAP financial measure which excludes certain items that are included in net cash provided by operating activities, the most directly comparable GAAP financial measure. Items excluded are changes in the components of working capital and other items that the Company believes affect the comparability of operating cash flows such as items that are non-recurring.
Discretionary cash flows are presented because management believes it provides useful additional information to investors for analysis of the Company’s ability to generate cash to fund exploration and development, and to service debt. In addition, management believes that discretionary cash flows is widely used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in the oil and gas exploration and production industry.
Discretionary cash flows should not be considered in isolation or as a substitute for net cash provided by operating activities or any other measure of a company’s cash flows or liquidity presented in accordance with GAAP. A reconciliation of net cash provided by operating activities to discretionary cash flows is presented below. Because discretionary cash flows excludes some, but not all, items that affect net cash provided by operating activities and may vary among companies, our calculation of discretionary cash flows may not be comparable to similarly titled measures of other companies.

	Three Months Ended March 31,
	2018	2017
	(In thousands)
Net Income Attributable to Common Shareholders (GAAP)	$14,743	$40,021
Dividends on preferred stock	4,863	—
Accretion on preferred stock	753	—
Loss on redemption of preferred stock	7,133	—
Income tax expense	319	—
Depreciation, depletion and amortization	64,467	54,382
Interest expense, net	15,517	20,571
(Gain) loss on derivatives, net	29,596	(25,316)
Cash (paid) received for derivative settlements, net	(14,365)	1,519
Non-cash general and administrative, net	3,518	2,014
Loss on extinguishment of debt	8,676	—
Non-recurring and other expense, net	1,193	974
Adjusted EBITDA (Non-GAAP)	$136,413	$94,165
Cash interest expense, net	(14,855)	(19,480)
Dividends on preferred stock	(4,863)	—
Other cash and non-cash adjustments, net	738	646
Discretionary Cash Flows (Non-GAAP)	$117,433	$75,331
Changes in components of working capital and other	21,291	1,077
Net Cash Provided By Operating Activities (GAAP)	$138,724	$76,408

CARRIZO OIL & GAS, INC.
PRODUCTION VOLUMES AND REALIZED PRICES
(Unaudited)

	Three Months Ended March 31,
	2018	2017
Total production volumes -
Crude oil (MBbls)	3,072	2,596
NGLs (MBbls)	739	406
Natural gas (MMcf)	4,810	7,028
Total barrels of oil equivalent (MBoe)	4,613	4,173

Daily production volumes by product -
Crude oil (Bbls/d)	34,136	28,844
NGLs (Bbls/d)	8,213	4,508
Natural gas (Mcf/d)	53,446	78,088
Total barrels of oil equivalent (Boe/d)	51,257	46,367

Daily production volumes by region (Boe/d) -
Eagle Ford	35,623	32,578
Delaware Basin	15,235	2,418
Niobrara and other	399	11,371
Total barrels of oil equivalent (Boe/d)	51,257	46,367

Realized prices -
Crude oil ($ per Bbl)	$63.45	$49.34
NGLs ($ per Bbl)	$22.87	$18.29
Natural gas ($ per Mcf)	$2.80	$2.25

CARRIZO OIL & GAS, INC.
COMMODITY DERIVATIVE CONTRACTS - AS OF APRIL 30, 2018
(Unaudited)

CRUDE OIL

		Volume	Sub-Floor Price	Floor Price		Ceiling Price
Period	Type of Contract	(Bbls/d)	($/Bbl)	($/Bbl)		($/Bbl)
Q2 2018	Fixed Price Swaps	6,000		$49.55
	Basis Swaps	6,000		$2.91	(1)
	Basis Swaps	6,000		($0.10)	(2)
	Three-Way Collars	24,000	$39.38	$49.06		$60.14
	Net Sold Call Options	3,388				$71.33

Q3 2018	Fixed Price Swaps	6,000		$49.55
	Basis Swaps	6,000		$2.91	(1)
	Basis Swaps	6,000		($0.10)	(2)
	Three-Way Collars	24,000	$39.38	$49.06		$60.14
	Net Sold Call Options	3,388				$71.33

Q4 2018	Fixed Price Swaps	6,000		$49.55
	Basis Swaps	6,000		$2.91	(1)
	Basis Swaps	6,000		($0.10)	(2)
	Three-Way Collars	24,000	$39.38	$49.06		$60.14
	Net Sold Call Options	3,388				$71.33

FY 2019	Basis Swaps	3,000		($3.92)	(2)
	Three-Way Collars	15,000	$41.00	$49.72		$62.48
	Net Sold Call Options	3,875				$73.66

FY 2020	Net Sold Call Options	4,575				$75.98

(1)
The Company has entered into crude oil basis swaps in order to fix the differential between LLS-Cushing. The weighted average price differential represents the amount of premium to Cushing for the volumes presented in the table above.

(2)
The Company has entered into crude oil basis swaps in order to fix the differential between Midland-Cushing. The weighted average price differential represents the amount of reduction to Cushing for the volumes presented in the table above.

CARRIZO OIL & GAS, INC.
COMMODITY DERIVATIVE CONTRACTS - AS OF APRIL 30, 2018
(Unaudited)
(Continued)

NATURAL GAS LIQUIDS

			Volume	Fixed Price (1)
Period	Product Stream	Type of Contract	(Bbls/d)	($/Bbl)
Q2 2018	Ethane	Fixed Price Swaps	2,200	$12.01
	Propane	Fixed Price Swaps	1,500	$34.23
	Butane	Fixed Price Swaps	200	$38.85
	Isobutane	Fixed Price Swaps	600	$38.98
	Natural Gasoline	Fixed Price Swaps	600	$55.23

Q3 2018	Ethane	Fixed Price Swaps	2,200	$12.01
	Propane	Fixed Price Swaps	1,500	$34.23
	Butane	Fixed Price Swaps	200	$38.85
	Isobutane	Fixed Price Swaps	600	$38.98
	Natural Gasoline	Fixed Price Swaps	600	$55.23

Q4 2018	Ethane	Fixed Price Swaps	2,200	$12.01
	Propane	Fixed Price Swaps	1,500	$34.23
	Butane	Fixed Price Swaps	200	$38.85
	Isobutane	Fixed Price Swaps	600	$38.98
	Natural Gasoline	Fixed Price Swaps	600	$55.23

(1)	The fixed prices of the Company’s natural gas liquids derivative contracts are based on the OPIS Mont Belvieu Non-TET reference prices for the applicable product stream.

NATURAL GAS

		Volume	Floor Price	Ceiling Price
Period	Type of Contract	(MMBtu/d)	($/MMBtu)	($/MMBtu)
Q2 2018	Fixed Price Swaps	25,000	$3.01
	Sold Call Options	33,000		$3.25

Q3 2018	Fixed Price Swaps	25,000	$3.01
	Sold Call Options	33,000		$3.25

Q4 2018	Fixed Price Swaps	25,000	$3.01
	Sold Call Options	33,000		$3.25

FY 2019	Sold Call Options	33,000		$3.25

FY 2020	Sold Call Options	33,000		$3.50

CARRIZO OIL & GAS, INC.
SECOND QUARTER AND FULL YEAR 2018 GUIDANCE SUMMARY

	Second Quarter 2018	Full Year 2018
Daily Production Volumes (Boe/d)	53,800 - 54,800	58,500 - 60,100
Crude oil	67%	65% - 67%
NGLs	15%	15% - 17%
Natural gas	18%	17% - 19%

Unhedged Commodity Price Realizations
Crude oil (% of NYMEX oil)	97.0% - 99.0%	N/A
NGLs (% of NYMEX oil)	32.0% - 34.0%	N/A
Natural gas (% of NYMEX gas)	75.0% - 77.0%	N/A

Cash paid for derivative settlements, net ($MM)	($25.5) - ($21.5)	N/A

Costs and Expenses -
Lease operating ($/Boe)	$7.50 - $8.00	$7.50 - $8.25
Production taxes (% of total revenues)	4.75% - 5.00%	4.75% - 5.00%
Ad valorem taxes ($MM)	$2.0 - $2.5	$7.5 - $9.0
Cash general and administrative, net ($MM)	$9.5 - $10.0	$52.5 - $54.5
Depreciation, depletion and amortization ($/Boe)	$13.75 - $14.75	$13.50 - $14.50
Interest expense, net ($MM)	$14.8 - $15.8	N/A

Capital Expenditures -
Drilling, completion, and infrastructure ($MM)	N/A	$750.0 - $800.0
Interest ($MM)	$8.5 - $9.0	N/A